SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

ACT TELECONFERENCING, INC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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ACT Teleconferencing, Inc.

1526 Cole Boulevard, Suite 300

Golden, Colorado 80401

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Dear Shareholder:

This letter serves as notice of a special meeting of the shareholders of ACT Teleconferencing, Inc., to be held at our offices located at 1526 Cole Boulevard, Suite 300, Golden, Colorado 80401, on August 15, 2005 at 3:00 MDT. The purposes of this special meeting are to consider and vote upon a proposal to approve the issuance and sale of 160,000 shares, and warrants to purchase an additional 9,000 shares, of newly-created Series AA Convertible Preferred Stock, and a proposal to approve an amendment to our Articles of Incorporation to allow our shareholders to take action without a meeting by less than unanimous written consent. The Board of Directors recommends that you vote in favor of the proposed issuance of Series AA preferred stock and in favor of the proposed amendment to our Articles of Incorporation.

We are calling this special meeting pursuant to the terms of a securities purchase agreement we have entered with Dolphin Direct Equity Partners, LP, pursuant to which we have agreed to sell shares of Series AA preferred stock in a series of transactions that will raise up to $16.0 million in gross proceeds. Assuming the issuance of Series AA preferred stock is approved by shareholders at the special meeting and other conditions to closing are satisfied, the first transaction called for by the securities purchase agreement is the issuance of 80,040 shares of Series AA preferred stock to Dolphin and its affiliated entities for an aggregate gross purchase price of $8.0 million, subject to the participation rights of certain investors as described below. As soon as practicable following completion of this initial closing, we will commence a distribution of preferred stock purchase rights to all of our shareholders of record as of a predetermined record date. These purchase rights will allow our shareholders to purchase up to an additional 79,960 shares of Series AA preferred stock for a purchase price of $100 per share. In the event the rights offering is oversubscribed, shares subscribed for in the offering will be allocated in accordance with each subscribing shareholder’s pro-rata share ownership. Following completion of the rights offering and subject to satisfaction of closing conditions, Dolphin and its affiliates will purchase any shares of Series AA preferred stock not purchased in the rights offering on the same terms as in the initial closing.

Investors in a private placement of our common stock in September 2004 hold participation rights in any equity offering we conduct through September 2005. These investors have the right to elect to purchase up to 33% of the Series AA preferred stock on the same terms as Dolphin. Accordingly, if the participation rights are fully exercised, there will be 119,463 shares of Series AA preferred stock sold at the initial closing, reducing the securities available to shareholders in the rights offering to 40,537 shares. If the investors exercise their participation rights at the initial closing, they will be obligated to purchase, along with Dolphin, the same percentage of the Series AA preferred stock not subscribed for in the rights offering as they purchased at the initial closing.

The rights offering will only be undertaken following consummation of the initial sale of Series AA preferred stock, and can not be initiated before we file a registration statement with the SEC pertaining to the rights offering. We expect to file the registration statement as soon as practicable following the initial sale of Series AA preferred stock as described above, and the rights offering will not be completed until the registration statement is declared effective by the SEC.

Assuming the issuance of Series AA preferred stock is approved at the special meeting and we successfully complete the transactions contemplated in the securities purchase agreement, we will use approximately $12.0 million of the net proceeds to repay existing indebtedness. This will improve our financial position by eliminating substantially all of our subordinated debt, including certain debt that includes covenants with which we have had difficulty complying in recent fiscal periods. Repayment of our debt will also improve our operating results by eliminating the majority of our interest payments. These improvements in our financial condition will increase our financial stability and improve our creditworthiness, and are expected to enhance our ability to secure new customer contracts, obtain vendor and other financing on more favorable terms, and otherwise advance our long-term goals.

To ensure your representation at the special meeting, you are urged to vote as soon as possible according to the instructions on the enclosed proxy card, by completing, signing, dating, and returning the proxy card in the enclosed postage-prepaid envelope. Your shares will be voted in accordance with your instructions. You may, of course, attend the special meeting and vote in person even if you have previously returned your proxy card.

The approximate mailing date of this notice of special meeting of shareholders and the accompanying proxy statement is July 15, 2005.

By Order of the Board of Directors

/s/ Mack V. Traynor III
Chairman of the Board

July 15, 2005

ACT Teleconferencing, Inc.

1526 Cole Boulevard Suite 300

Golden, Colorado 80401

Proxy Statement for Special Meeting of Shareholders

Special Meeting	August 15, 2005, 3:00, MDT

Location	ACT Corporate Office 1526 Cole Boulevard, Suite 300 Golden, CO 80401

Record Date

5:00 p.m., EDT, June 29, 2005. If you were a shareholder at that time, you may vote at the meeting. Each share of common stock is entitled to one vote.

On June 1, 2005, 16,711,562 shares of our common stock were outstanding.

Agenda

1) To approve the issuance and sale of up to 169,000 shares of newly-created Series AA Convertible Preferred Stock, including 160,000 shares for sale to investors and 9,000 shares underlying warrants.

2) To approve an amendment to our Articles of Incorporation to allow our shareholders to take action without a meeting by less than unanimous written consent.

Required Vote	The affirmative vote of the holders of a majority of the votes cast at the special meeting is necessary to approve the proposals stated above. Abstentions and broker non-votes will be treated as present and entitled to vote but not as votes cast, and therefore will have no effect on the outcome of the vote on either proposal.

Proxies	Unless you tell us on the proxy card to vote differently, we will vote signed returned proxies “for” each of the proposals stated above. The proxy holders will use their discretion on other matters. A quorum for the special meeting is a majority of the outstanding shares of common stock, whether in person or by proxy, at the meeting.

Proxy Solicitation & Solicitation Costs

We have appointed Morrow & Co., Inc., proxy soliciting firm, to solicit proxies for the special meeting. Initially, Morrow & Co. will solicit proxies by mail. Morrow & Co. may also solicit proxies in person, by telephone or over the Internet. We will pay all expenses of solicitation of proxies, which are expected to be approximately $25,000. Our directors, officers and other employees may also solicit proxies by telephone, facsimile, and personal interview without additional compensation.

In addition, arrangements may be made with selected banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries for forwarding solicitation materials and communicating with the beneficial owners of shares held of record by such persons. We will reimburse these persons for their reasonable expenses incurred in connection with such actions.

First Mailing Date	We anticipate first mailing this proxy statement on July 15, 2005.

Revoking Your Proxy	You may revoke your proxy before it is voted at the meeting. To revoke your proxy, notify our corporate Secretary in writing. You may also revoke your proxy by appearing at the meeting in person and voting your shares.

Shareholders’ Proposals	Shareholders intending to submit proposals to be included in our proxy statement relating to the 2006 Annual Meeting must deliver notice of the proposal to us in writing, no later than January 25, 2006. Proposals received after that date will not be included in our proxy statement. In addition, under our bylaws shareholder proposals that were not submitted for inclusion in our proxy statement and that are received after March 30, 2006, will not be eligible for proper consideration at the 2006 Annual Meeting.

Interested Persons

Mr. James Seifert, a member of the Board of Directors, is the beneficial holder of $1.0 million in aggregate principal amount of senior secured subordinated notes that we issued in a financing transaction in June 2003. These notes are included in the debt we intend to eliminate with the proceeds of the sale of Series AA preferred stock being submitted for approval at the special meeting.

In addition, we have an executive agreement with Gene Warren, our Chief Executive Officer, pursuant to which Mr. Warren may be entitled to three years’ salary and bonus in the event he is dismissed without cause or leaves for good reason (in each case as defined under the executive agreement) following completion of this transaction. The initial investors in the Series AA preferred stock have requested that Mr. Warren agree to a new executive agreement in connection with their investment in us, and in consideration of Mr. Warren’s agreement to waive the terms of his existing executive agreement in connection with this transaction we intend to enter into a revised agreement with him and make certain payments to him, as described in Proposal 1.

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

PROPOSAL 1: To Approve the Issuance and Sale of up to 169,000 Shares of

Series AA Convertible Preferred Stock

On June 30, 2005, we entered into an agreement with Dolphin Direct Equity Partners, LP, a New York-based equity fund, and Dolphin’s assignees, to raise up to $16.0 million through the issuance and sale of up to 160,000 shares of newly issued Series AA Convertible Preferred Stock at a purchase price of $100 per share. We also are issuing warrants to purchase up to 9,000 shares of Series AA preferred stock to Belle Haven Investments, LP, one of the placement agents for this transaction. In order to allow our existing shareholders to participate in this offering, the agreement provides that we will offer approximately one half of the shares of Series AA preferred stock to our existing shareholders in a registered rights offering. Dolphin has agreed to purchase any shares of Series AA preferred stock not subscribed for in the rights offering. Completion of the sales of Series AA preferred stock is subject to satisfaction of closing conditions, including shareholder approval of our issuance and sale of the preferred stock, and completion of the rights offering is subject to the SEC declaring a registration statement pertaining to the rights offering effective.

We are asking shareholders to approve the issuance of the 160,000 shares of Series AA preferred stock in the initial private placement and subsequent rights offering contemplated by the purchase agreement. We intend to use the proceeds from the sale of the Series AA preferred stock primarily to restructure our balance sheet to eliminate our senior secured subordinated notes and several other secured credit obligations, totaling approximately $12.0 million. We intend to use the balance of the proceeds for expenses of the transaction and to fund our working capital obligations. The transactions in which we propose to issue the preferred stock and the proposed terms of the preferred stock are described below.

Structure of the Transactions

Initial Closing. Subject to our obtaining shareholder approval of the issuance of the Series AA preferred stock as described above, we have agreed to sell and Dolphin has agreed to purchase 80,040 shares of the preferred stock for a purchase price of $100 per share, provided that certain other purchasers have participation rights as described below. The initial closing is also conditioned on customary closing conditions, including delivery by us and the purchasers of completed documentation and of our having taken steps to allow Dolphin to immediately appoint, and in the future elect, a majority of our Board of Directors. In addition, at the initial closing we will enter into an investor’s rights agreement with the purchasers of preferred stock in the initial closing, in which we will agree to register with the SEC the resale of the shares of common stock issuable upon conversion of the preferred stock sold in the initial closing.

Investors in a private placement of our common stock in September 2004 hold participation rights in any equity offering we conduct through September 2005. These investors have the right to elect to purchase up to 33% of the Series AA preferred stock on the same terms as Dolphin. Accordingly, if the participation rights are fully exercised, there will be 119,463 shares of Series AA preferred stock sold at the initial closing.

Rights Offering. We have also agreed to file, within three business days following the initial closing, a registration statement with the SEC relating to a distribution of rights to purchase shares of the Series AA preferred stock to all of our shareholders of record as of a certain date. The purchase rights will allow each of our shareholders as of the record date for the rights offering to purchase its pro-rata portion of up to 79,960 shares of Series AA preferred stock for a purchase price of $100 per share, or up to 40,537 shares if the investors with participation rights described above elect to fully exercise their participation rights. We expect to commence the rights offering as soon as practicable following completion of the initial closing and filing of the registration statement relating to the rights offering, and we have agreed to keep the rights offering open for not less than 20 business days, with at least one 20 business day extension if necessary. We will complete the sale of shares of Series AA preferred stock in the rights offering in accordance with applicable law and the terms stated in the registration statement.

The rights offering will be made only by means of a prospectus filed as part of the registration statement described above. We have not yet filed the registration statement relating to the rights offering with the SEC. This proxy statement does not constitute an offer to sell or a solicitation of an offer to buy any securities in the rights offering. If you are a shareholder as of the record date for the rights offering, which will be determined following the special meeting, you will receive a prospectus relating to the rights offering and related offering materials following the effectiveness of the registration statement. Those materials will describe in detail the procedures for participation in the rights offering.

Second Closing. Following completion of the rights offering, Dolphin agrees to purchase and we agree to sell all of the Series AA preferred stock not subscribed for by our shareholders in the rights offering. The second closing is conditioned on completion of the rights offering, delivery by us and the purchasers of completed documentation and other customary closing conditions. If the investors with participation rights described above exercise their participation rights at the initial closing, they will be obligated to purchase, along with Dolphin, the same percentage of the Series AA preferred stock not subscribed for in the rights offering as they purchased at the initial closing.

Completion of this series of transactions will result in the issuance of shares of Series AA preferred stock initially convertible into 16,000,000 shares of our common stock. This equates to 48.9% of the common stock to be issued and outstanding following completion of the offering, assuming the issuance of no additional shares of common stock following the date of this proxy statement other than pursuant to full conversion of the Series AA preferred stock. Conversion will be at the election of the preferred shareholders. The purchase agreement for these transactions also includes a condition that will result in Dolphin acquiring control of our Board of Directors, and as a result Dolphin will be able to exert substantial control over us following completion of this transaction.

Shareholder Approval

Our common stock is listed on The Nasdaq National Market. The rules governing companies with securities listed on Nasdaq require shareholder approval in connection with a transaction other than a public offering involving the sale or issuance by the issuer of common stock (or securities convertible into or exchangeable for common stock) equal to 20% or more of the common stock outstanding or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. This requirement is set forth in Nasdaq Marketplace Rule 4350(i)(1)(D). In addition, shareholder approval is required under Nasdaq Marketplace Rule 4350(i)(1)(B) in connection with the issuance of securities that could result in a change of control of an issuer.

Because the combined transaction described above involves the issuance of securities convertible into shares of common stock that would represent more than 20% of the currently outstanding common stock, at prices that, due to the effect of increases in stated value and anti-dilution provisions, could be deemed to be below the greater of book or market value of the common stock, and because the transactions could arguably result in a change of control for Nasdaq purposes, shareholder approval of the issuance of the Series AA preferred stock is required.

Terms of the Series AA Convertible Preferred Stock

General. The following summarizes the material terms and provisions of the Series AA Convertible Preferred Stock, and is qualified in its entirety by reference to the terms and provisions of our Articles of Incorporation, as amended by a Certificate of Designation relating to the Series AA preferred stock, copies of which have been filed with the SEC.

Rank The Series AA preferred stock will, with respect to dividend rights and rights on liquidation, rank senior to the common stock and to all other equity securities issued by us. For this purpose, the term “equity securities” does not include debt securities convertible into or exchangeable for equity securities.

Stated Value. The initial stated value of each share of Series AA preferred stock is $100.00 per share, subject to increase as discussed below.

Increases to Stated Value; Dividends. In lieu of dividends, the stated value of each share of Series AA preferred stock will increase on a quarterly basis at rate of 4.225% over the stated value then in effect, which rate of increase is subject to a one time adjustment based on a function of diminished net asset value as of the initial closing date. Additionally, holders of Series AA preferred stock will be entitled to receive dividends paid on our common stock, if any, based on the number of shares of common stock into which such holder’s shares of preferred stock would be convertible at the time of such dividend. All dividends will be cumulative. Increases to the stated value will cease to accumulate in respect of shares of Series AA preferred stock on the date they are converted into shares of common stock.

Conversion. Each share of Series AA preferred stock will be convertible at the election of the holder into shares of our common stock by dividing the stated value of the Series AA preferred stock then outstanding by a conversion price, which will initially be $1.00. Therefore, the 160,000 shares of Series AA preferred stock to be issued to investors will initially be convertible into 16,000,000 shares of our common stock. The conversion price will be adjusted to reflect subdivisions or combinations of our common stock such as stock splits, stock dividends, recapitalizations or reverse splits. The conversion price will also be adjusted in the event we issue shares of common stock or common stock equivalents for per share consideration less than the conversion price then in effect, subject to certain exceptions. In the event of any merger, reorganization, sale of substantially all of our assets or similar transactions to which we are a party, each share of Series AA preferred stock then outstanding will become convertible only into the kind and amount of securities, cash and other property that is receivable upon the occurrence of such event by a holder of the number of shares of common stock that the shares of preferred stock were convertible into immediately prior to the event.

Purchase Rights. If we grant, issue or sell, pro-rata to our common shareholders, any options, warrants or securities exercisable for or convertible into shares of our common stock, the holders of Series AA preferred stock will have the right to acquire such options, warrants or convertible securities. However, these purchase rights will not apply to the preferred stock purchase rights to be distributed to our common shareholders in the rights distribution. For issuances in which the preferred shareholders are entitled to participate, they will be entitled to acquire the amount of such securities that the holder could have acquired had the holder converted his, her or its shares of preferred stock into shares of our common stock immediately prior to the record date for the distribution of options, warrants or convertible securities.

Voting Rights. Except as described below, holders of the Series AA preferred stock will have the right to vote on all matters that the holders of common stock vote on, voting together with the holders of common stock as one class. Each share of Series AA preferred stock will be entitled to one vote for each share of common stock into which such share of preferred stock could be converted. For example, following the first quarterly dividend and assuming no adjustment of the conversion price, the holders of Series AA preferred stock will be entitled to exercise 16,676,000 votes, or 50% of the votes entitled to be cast assuming we do not issue any other shares of common stock.

The affirmative vote of the holders of a majority of the outstanding Series AA preferred stock, voting as a separate class, will be required for us to take any of the following actions (subject to limited exceptions):

•	amend, waive or repeal our articles or bylaws if such action would adversely alter or change the preferences, rights, or powers of the preferred shares;

•	increase or decrease the authorized number of shares of Series AA preferred stock;

•	create or authorize any class or series of shares with rights, preferences or privileges that are equal or superior to the Series AA preferred stock with respect to dividends, voting, or the distribution of assets upon liquidation;

•	purchase, repurchase or redeem shares of our common stock;

•	enter into any merger, reorganization, sale of substantially all of our assets, or business combination involving sale of greater than 50% of our outstanding voting securities, or authorize any transaction involving an acquisition of greater than 50% of our outstanding voting securities or a change in the majority of our Board of Directors;

•	pay dividends on any of our equity securities;

•	change the size of our Board of Directors; or

•	circumvent a right of the Series AA preferred stock.

Rights Upon Liquidation. The holders of the Series AA preferred stock will be entitled to receive liquidating distributions out of our assets available for distribution to shareholders in the event of any voluntary or involuntary liquidation, dissolution or winding up or of any merger, reorganization, sale of substantially all of our assets or similar transactions. Liquidating distributions will be payable to the holders of Series AA preferred stock before any distribution of assets is made to holders of common stock or any other class of stock ranking junior to the Series AA preferred stock upon liquidation. The amount of liquidating distributions to which the holders of Series AA preferred stock will be entitled is equal to the stated value of the Series AA preferred stock then outstanding.

Optional Redemption. The Series AA preferred stock will not mature on a specified date. However, at any time after the fifth anniversary of the initial issuance of the Series AA preferred stock we may elect to repurchase all but not less than all of the outstanding Series AA preferred stock at an aggregate purchase price equal to the stated value per share of the preferred stock times the number of shares of preferred stock then outstanding. In addition at any time after the fifth anniversary of the initial issuance of the Series AA preferred stock, the holders of a majority of interest of the Series AA preferred stock may require that we repurchase all outstanding shares of Series AA preferred stock at a price per share equal to the stated value per share of the preferred stock then in effect.

Absence of Market for Series AA preferred stock. There is no established trading market for the Series AA preferred stock. We do not currently intend to list the preferred stock on a national securities exchange or qualify the preferred stock for quotation on any automated quotation service such as the Nasdaq National Market.

Reasons for the Transaction and Anticipated Use of Proceeds

Our Board of Directors believes that the proposed sale of the Series AA preferred stock will greatly strengthen our balance sheet, and increase our cash flow by eliminating debt service. Combined with our recent reorganization and cost-cutting efforts, we believe that the improvement in our financial position that will result from this proposed transaction will help us achieve our long term strategy and better position us for profitability. Completion of this financing will also allow us to sustain the confidence of our customers, business partners and employees. As of March 31, 2005, we had a total of approximately $15.0 million of outstanding indebtedness, including $1.9 million due to our secured senior lenders that will not be repaid with the proceeds of this transaction, and we incurred $693,000 in net interest expense, equal to 34.3% of our net loss, in the quarter ended March 31, 2005. We believe that obtaining additional capital is critical to our ability to continue to execute on our business plan, and the primary planned use of proceeds from the sale of the Series AA preferred stock is the repayment of a substantial portion of our indebtedness.

The largest portion of indebtedness to be repaid consists of our senior secured subordinated notes, of which we sold an aggregate principal amount of $7.3 million in early June, 2003. These notes bear an interest rate of 12%, with interest payable monthly, and are due in full on April 30, 2006. In conjunction with the issuance of these notes, we issued warrants to the investors to purchase 2,333,334 shares of our common stock at $2.50 per share. A portion of these warrants were subsequently repriced at $1.20 per share. The holders of these notes are also entitled to a royalty applied to our increase in revenues since May 2003, which as of March 31, 2005 had accrued to $939,500.

We have obtained a series of amendments and waivers from the holders of the senior secured subordinated notes in order to address various events of default under the notes. In connection with the execution of the purchase agreement for this transaction, the holders of the senior secured subordinated notes executed a Thirteenth Waiver, Amendment and Forbearance Agreement, pursuant to which the lenders extended their earlier agreement to refrain from taking action on the notes until August 31, 2005, which will be extended to October 31, 2005 upon consummation of the initial closing. In the event the initial closing is not consummated prior to August 31, 2005, including by reason of failure to obtain shareholder approval prior to that date, previous waivers and forbearances will expire. The Thirteenth Waiver is conditioned upon certain allocations of proceeds received at the initial closing and upon consummation of the rights offering and the second closing (if any), as described below. We intend to fully discharge our obligations under the senior secured subordinated notes with the proceeds of the proposed issuance of Series AA preferred stock, and the noteholders have also agreed to cancellation of their warrants and waivers of a portion of the royalties owed to them in conjunction with our early retirement of these notes.

The other significant portion of indebtedness to be repaid consists of promissory notes issued to the founder of our United Kingdom subsidiary for our purchase in 2001 of the 40% of that subsidiary that we did not already own. These notes are collateralized by the 40% minority interest we purchased in that transaction, and bear interest rates ranging from 7% to 11%. The total amount to be paid in connection with the retirement of these notes is approximately $3.0 million.

The remaining indebtedness to be retired with the proceeds of this transaction was used to purchase certain other operating assets. The terms of the securities purchase agreement provide that we will use the $8.0 million in proceeds from the sale of preferred stock in the initial closing to reduce the obligations to each of the creditors described above, provided that we must use at least $5.0 million to pay such creditors, and to pay transaction expenses and provide working capital. The remaining amounts to be paid to the creditors will be paid following completion of the rights offering and the second closing.

Our Board of Directors and management, with the assistance of their financial advisors, considered a number of financing alternatives prior to entering into the securities purchase agreement for the sale of the Series AA preferred stock. We believe that a sale of our securities in the public markets is not likely to be achievable given current market conditions for our common stock. We also explored transactions such as sales of substantial portions of our assets, but did not believe we were offered suitable value in the transactions that were available to us. Accordingly, we believe that the best option for additional financing is to complete the private placement and the rights offering for shares of our Series AA preferred stock.

Certain Interested Persons

One member of our Board of Directors and one of our principal shareholders holds senior secured subordinated notes that we issued in June 2003. A personal trust controlled by James Seifert, a member of our Board of Directors, contributed $1.0 million to the financing in exchange for $1.04 million principal amount of the notes and 333,333 warrants. In addition, an affiliate of KCEP Ventures II, LP, a beneficial owner of greater than 5% of our common stock through the ownership of warrants, contributed $2.75 million to the financing in return for $2.9 million principal amount of the notes and 916,667 warrants. These noteholders will receive their pro-rata amount of the payoff of the senior secured subordinated notes in accordance with the aggregate principal amount of notes held by them, and all of their warrants purchased in the June 2003 financing will be cancelled.

In addition, we have an executive agreement with Gene Warren, our Chief Executive Officer, pursuant to which Mr. Warren may be entitled to three years salary and bonus in the event he is dismissed without cause or leaves for good reason (in each case as defined under the executive agreement) following completion of this transaction. Dolphin has requested that Mr. Warren agree to a new executive agreement in connection with this transaction, and in consideration of Mr. Warren’s agreement to waive the terms of his existing executive agreement we have reached an agreement in principle with him on the terms of a new executive agreement, and intend to make certain payments to him.

The new executive agreement will entitle Mr. Warren to an annual salary of $189,000, plus a performance-based bonus of up to 50% of his base salary, and to a grant of 600,000 options to purchase shares of our common stock for a purchase price of $1.00 per share. In addition, in further consideration of Mr. Warren’s agreement to waive the terms of his existing executive agreement we intend to make the following payments to him: $200,000 at the initial closing, $72,000 at the second closing, and $100,000 on December 31, 2005. We have not entered into any formal agreements with Mr. Warren on these matters, and the final terms of our arrangements with him will be set out in definitive agreements to be executed following shareholder approval of this Proposal 1.

We also expect to enter into employment agreements with certain other executive officers following completion of the sale of Series AA preferred stock.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSED ISSUANCE AND SALE OF UP TO 169,000 SHARES OF SERIES AA CONVERTIBLE PREFERRED STOCK FOR $100 PER SHARE.

THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST AT THE SPECIAL MEETING IS NECESSARY FOR THE APPROVAL OF THE PROPOSED ISSUANCE OF SERIES A CONVERTIBLE PREFERRED STOCK.

IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY CARD ENCLOSED HEREWITH IS RETURNED, ALL SHARES COVERED BY SUCH PROXY WILL BE VOTED FOR THE AUTHORIZATION OF THE PROPOSED ISSUANCE OF SERIES A CONVERTIBLE PREFERRED STOCK.

PROPOSAL 2: To Approve an Amendment to our Articles of Incorporation to

Permit Shareholders to Take Action by Less Than

Unanimous Written Consent

Under this Proposal 2, we are asking our shareholders to adopt an amendment to our Articles of Incorporation to permit our shareholders to act by less than unanimous written consent. Dolphin has asked that we propose this amendment because it will facilitate the approval of matters on which the Series AA preferred shareholders have a class vote as described in Proposal 1.

Overview

This amendment, if approved by our shareholders and subject to the approval of Proposal 1, would become effective upon our filing an amendment to our Articles of Incorporation with the Colorado Secretary of State which we anticipate filing as soon as reasonably practicable after the special meeting, but no later than immediately prior to the initial closing of the Series AA preferred stock financing described above. We have attached as Exhibit A to this proxy statement the proposed amendment to our Articles of Incorporation.

The Colorado Business Corporation Act requires that we obtain approval from our shareholders to amend our Articles of Incorporation. We are required to obtain the affirmative approval of at least a majority of the shares voted on such matter.

Authorization for Shareholder Action by Written Consent

Historically, the Colorado Business Corporation Act did not permit shareholders to act by written consent in lieu of a meeting of shareholders other than unanimously. In 2005 the Colorado General Assembly revised this prohibition so that, if permitted by its articles of incorporation, a corporation’s shareholders could act by written consent signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a valid meeting of the shareholders of the corporation.

Our Articles of Incorporation currently does not contain a provision permitting our shareholders to act by written consent signed by the holders of the appropriate number of votes necessary to authorize or take the action so authorized or taken.

Our Board of Directors believes the authorization for shareholder action by less than unanimous written consent is necessary to provide us with the flexibility to act in the future, if the necessity arises, without the delay and expense associated with calling a special meeting of shareholders, particularly in the event the approval of the holders of Series AA preferred stock is needed on a matter. Delays in calling a meeting and distributing meeting materials, including notice of a meeting, might deny us the flexibility that our Board views as important in facilitating the operations of our company. This amendment would not relieve us of complying with federal securities and state laws with respect to solicitation of votes and, under both federal securities and state law, we would remain obligated to notify all non-consenting shareholders of the actions taken by written consent and other information concerning such actions.

This new provision to our Articles of Incorporation would permit the holders of the minimum number of votes that would be necessary to authorize or take action at a valid meeting of our shareholders to act without a meeting. Thus, the holders of our securities comprising a majority of the votes outstanding, acting by written consent and without prior notification to the other holders of our voting securities, could bind us to any matter to the same extent to which a majority vote at a shareholder meeting could bind us. This would include amendments to our bylaws and approval of matters requiring a simple majority vote, such as approval of employment agreements, option grants and stock plans. In addition, the holders of our securities comprising a majority of the votes outstanding could bind us to matters, such as mergers, consolidations, dissolutions and sales of all or substantially all of our assets, as a result of the enactment of this proposed amendment, subject to provisions of our Articles of Incorporation requiring a two-thirds majority vote for certain transactions in some circumstances.

An adverse effect of this amendment would be to permit the holder or holders of a sufficient number of votes to approve proposals that require shareholder approval without prior notice to the minority shareholders. Accordingly, the minority shareholders objecting to such an act would be required to act retroactively rather than rather than having an opportunity to take action in advance of an action to be proposed at a meeting of shareholders.

Dolphin may control up to approximately 32% of the voting power of our outstanding securities immediately following the initial closing of our sale of Series AA preferred stock as described above. As a result of the increases in stated value to which holders of Series AA preferred stock will be entitled and depending upon the level of participation of other purchasers with participation rights in the initial closing and our existing shareholders in the rights offering, Dolphin may own securities holding more than a majority of the outstanding voting power in the future. Accordingly, this amendment may permit Dolphin to take actions normally conducted at annual or special meetings of shareholders, including the election of directors, by written consent without participation of any other of our shareholders, subject to the requirements of the federal securities laws.

Dolphin has not indicated to us any intention to act as a shareholder by written consent without a shareholder meeting if it were to obtain majority voting power and the proposed amendment to our Articles of Incorporation is approved at the special meeting. Accordingly, we currently expect to continue to distribute proxy statements and solicit proxies for future annual and, if necessary, special meetings of our shareholders.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSED AMENDMENT TO OUR ARTICLES OF INCORPORATION TO PERMIT SHAREHOLDERS TO TAKE ACTION BY LESS THAN UNANIMOUS WRITTEN CONSENT.

THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST AT THE SPECIAL MEETING IS NECESSARY FOR THE APPROVAL OF THE PROPOSED AMENDMENT TO OUR ARTICLES OF INCORPORATION.

IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY CARD ENCLOSED HEREWITH IS RETURNED, ALL SHARES COVERED BY SUCH PROXY WILL BE VOTED FOR THE PROPOSED AMENDMENT.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

BY EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS

The following table sets forth information known to us as of June 1, 2005 regarding beneficial ownership of our common stock by our directors and executive officers, holders of 5% or more of our outstanding common stock, and our directors and executive officers as a group. Under the rules of the Securities and Exchange Commission, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable under stock options or warrants that are currently exercisable or will be exercisable within 60 days. Shares issuable upon exercise of stock options or warrants are deemed outstanding for computing the percentage of the person holding the options, but are not outstanding for computing the percentage of any other person. Unless otherwise noted, shares are under the sole voting and investment power of the indicated person.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Relationship with ACT	Number of Shares Currently Owned	Shares Acquirable Within 60 Days	Percent of Class
Gene Warren (1)	President & Chief Executive Officer	154,767	251,570	2.4%
Gavin J. Thomson (1)	Former Chief Financial Officer	—	—	*
Mark K. Kelly (1)	Vice President – Technology & Chief Technology Officer	3,332	43,891	*
Kenneth J. Knopp (1)	Vice President – Operations	1,196	29,333	*
Mack V. Traynor III (1)	Chairman of the Board	3,500	27,500	*
Malcolm M. Aslin (1)	Director	20,000	—	*
Ronald J. Bach (1)	Director	117,800	90,000	1.2%
Jules L. DeVigne (2)	Director	23,500	27,500	*
Lewis Jaffe (1)	Director	20,000	—	*
James F. Seifert (1)(3)	Director	307,410	413,333	4.2%
Gerald D. Van Eeckhout (1)(4)	Director & Chairman Emeritus	714,591	161,182	5.2%
Total shares held by executive officers and directors of company		1,366,096	1,044,309	13.6%
Fuller & Thaler Asset Management Inc. (5)	Shareholder	2,230,300	330,000	15.0%
KCEP Ventures II, LP (6)	Shareholder	—	916,667	5.2%
RS Investment Management Co. LLC (7)	Shareholder	1,151,860	—	6.9%

*	Less than 1%.

(1)	1526 Cole Boulevard, Suite 300, Golden, Colorado 80401.

(2)	4750 Willow Rd., Pleasanton, CA 94588.

(3)	Of the number of shares acquirable within 60 days, 333,333 are warrants granted to Mr. Seifert in connection with our senior secured subordinated debt financing; 290,476 of these warrants are exercisable at $2.50 per share and the remaining warrants are exercisable at $1.20 per share, and all of the warrants expire on May 12, 2010. In the event the sale of Series AA preferred stock is consummated, these warrants will be cancelled.

(4)	Of the total number of options, 118,696 are in the name of Gerald Van Eeckhout and 42,486 are in the name of Carolyn Van Eeckhout, of which Mr. Van Eeckhout disclaims beneficial ownership.

(5)	411 Borel Avenue, San Mateo, CA 94402. The share ownership numbers reflected herein are as reported on Amendment No. 1 to Schedule 13D filed July 8, 2004 with the Securities and Exchange Commission, except for the warrant shares, which are based on our records. The warrants were purchased in a private placement on February 20, 2004, are exercisable at $2.20 per share, and expire February 20, 2007.

(6)

233 W. 47th Street, Kansas City, MO 64112. Shares beneficially owned are shares underlying warrants acquired in connection with our senior secured subordinated debt financing. 798,810 of these warrants are exercisable at $2.50 per share and the remaining warrants are exercisable at $1.20 per share, and all of the warrants expire on May 12, 2010. In the event the sale of Series AA preferred stock is consummated, these warrants will be cancelled. The share ownership numbers reflected herein are as reported on Amendment No. 2 to Schedule 13D filed with the Securities and Exchange Commission on February 27, 2004. KCEP Ventures II, LP may be deemed to be a member of a group holding additional shares of our common stock or warrants to purchase our common stock, as more fully described in the Schedule 13D, as amended.

(7)	388 Market Street, Suite 200, San Francisco, CA 94111. RS Investment Management, L.P. is a registered investment adviser and a managing member of registered investment advisers. RS Investment Management Co. LLC is the General Partner of RS Investment Management, L.P. George R. Hecht is a control person of RS Investment Management Co. LLC and RS Investment Management, L.P. RS Investment Management Co. LLC is the parent company of registered investment advisers whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock reported above. No individual client’s holdings of such common stock are more than five percent of the outstanding common stock.

ADDITIONAL INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC public reference rooms. You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s website at www.sec.gov and on our website at www.acttel.com (Investor Relations section).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this proxy statement is an important part of this proxy statement. Specifically, we are incorporating by reference the document listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2004, as amended by our Form 10-K/A, filed on May 2, 2005.

Our 2004 Annual Report on Form 10-K, as amended, has been mailed with this proxy statement. We will provide copies of exhibits to the Annual Report to any requesting shareholder of record, but will charge a reasonable fee per page for reproduction of these materials. Shareholders of record may request exhibits by writing to our Investor Relations department at Liza Kaiser, IR/Corporate Communications Manager, ACT Teleconferencing, Inc., 1526 Cole Boulevard, Suite 300, Golden, CO 80401. Such requests must include a representation that the shareholder was a shareholder of record as of June 29, 2005 and is entitled to vote at the special meeting.

INFORMATION CONCERNING DELIVERY OF PROXY MATERIAL

If you share an address with another shareholder, you may only receive one set of proxy materials for the special meeting unless you have provided contrary instructions. If you wish to receive a separate copy of these materials, you may write to our Investor Relations department at Liza Kaiser, IR/Corporate Communications Manager, ACT Teleconferencing, Inc., 1526 Cole Boulevard, Suite 300, Golden, CO 80401, or call us at (303) 233-3500.

By Order of the Board of Directors,

/s/ MACK V. TRAYNOR III
Mack V. Traynor III
Chairman

July 15, 2005

Exhibit A

ACT TELECONFERENCING, INC.,

a Colorado corporation

ATTACHMENT TO ARTICLES OF AMENDMENT

TO THE

RESTATED ARTICLES OF INCORPORATION

This Attachment to Articles of Amendment to the Restated Articles of Incorporation of ACT Teleconferencing, Inc., a Colorado corporation (the “Corporation”) is to be attached to and made a part of the Articles of Amendment filed pursuant to §§ 7-90-301 and 7-110-106, C.R.S.

The amendment is as follows:

An additional paragraph is added to Article VII of the Articles of Incorporation, reading as follows:

Notwithstanding anything to the contrary in these Articles of Incorporation, any matter to be approved by the Corporation’s shareholders, whether pursuant to these Articles of Incorporation, the Bylaws of the Corporation, the Colorado Business Corporation Act or any other applicable law or regulation, may, in lieu of being approved by vote of the shareholders of the Corporation at an annual or special meeting, be approved if shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted deliver to the Corporation a written consent to such action in accordance with § 7-107-104 of the Colorado Business Corporation Act.

Proxy

ACT Teleconferencing, Inc.

Special Meeting of Shareholders

August 15, 2005

This proxy is solicited on behalf of the Board of Directors.

The undersigned shareholder of ACT Teleconferencing, Inc. acknowledges receipt of the notice of special meeting dated August 15, 2005, and accompanying proxy statement, and appoints Gene Warren and Mack V. Traynor, III as proxies and attorneys-in-fact, with the full power of substitution, on behalf and in the name of the undersigned, to vote all the shares of common stock, no par value, of ACT Teleconferencing, Inc., the undersigned holds of record as of June 29, 2005, at the special meeting of shareholders to be held on August 15, 2005, 3:00 p.m. MDT at ACT Teleconferencing, Inc., 1526 Cole Boulevard, Suite 300, Golden, Colorado, 80401, United States, and at any postponement or adjournment of such meeting.

Any shareholder completing this proxy who fails to mark one of the boxes for the proposal will be deemed to have given the proxy holders complete discretion in voting his, her, or its shares on the proposal at the special meeting. If no mark is made, this proxy will be voted FOR each proposal. If a box is marked, your shares shall be voted according to your instructions.

•	To approve the issuance and sale of up to 169,000 shares of newly-created Series AA Convertible Preferred Stock.

☐ For	☐ Against	☐ Abstain

•	To approve an amendment to our Articles of Incorporation to allow our shareholders to take action without a meeting by less than unanimous written consent.

☐ For	☐ Against	☐ Abstain

Please sign exactly as your name appears on your stock certificate. If joint tenants hold the shares, both should sign personally. When signing as attorney-in-fact, executor, administrator, trustee, guardian, or another fiduciary capacity, please give your full title. If signing on behalf of a corporation, please sign in full corporate name by president or other authorized person. If a partnership, please sign in partnership name by authorized person.

Date Signed:                     , 2005

___________________________________________________________________

Number of Shares Owned

___________________________________________________________________

Print Name(s) of Shareholder(s)

___________________________________________________________________

Signature (All Joint Tenants Must Sign)

___________________________________________________________________

Signature of Joint Tenant (if applicable)

___________________________________________________________________

Title (if applicable)